EXHIBIT 11
                                                                      ----------
                             CRAGAR INDUSTRIES, INC.
               Schedule of Computation of Earnings Per Share





                                                        THREE MONTHS ENDED JUNE 30,          SIX MONTHS ENDED JUNE 30,
                                                      ------------------------------      ------------------------------
                                                          2003              2002              2003              2002
                                                      ------------      ------------      ------------      ------------
EARNINGS (LOSS) PER SHARE

Income (loss) from continuing operations

Income (Loss)                                         $       (970)     $    (41,370)     $    (32,608)     $    247,679
Less:  Preferred Stock Dividends in Arrears                     --                --                --                --
                                                      ------------      ------------      ------------      ------------
Income (loss) available to Common Stockholders        $       (970)     $    (41,370)     $    (32,608)     $    247,679
                                                      ============      ============      ============      ============

Basic EPS - Weighted Average Shares Outstanding          3,839,429         3,897,611         3,839,429         3,897,611
                                                      ============      ============      ============      ============

Basic Earnings (loss) Per Share                       $      (0.00)     $      (0.01)     $      (0.01)     $       0.06
                                                      ============      ============      ============      ============


Basic EPS - Weighted Average Shares Outstanding          3,839,429         3,897,611         3,839,429         3,897,611

Effect of Diluted Securities:
       Stock options and Warrants                               --                --                --                --
       Convertible Preferred Stock                              --                --                --                --
                                                      ------------      ------------      ------------      ------------

Diluted EPS - Weighted Average Shares Outstanding        3,839,429         3,897,611         3,839,429         3,897,611
                                                      ============      ============      ============      ============

Diluted Earmings Per Share                            $      (0.00)     $      (0.01)     $      (0.01)     $       0.06
                                                      ============      ============      ============      ============




(1) - The Company's outstanding stock options, warrants, and convertible preferred stock have antidilutive effect on net loss per share for the three months and six months ended June 30, 2003 and three months ended June 30, 2002. As a result, such amounts have been excluded from the computations of diluted loss per share for those periods.